Exhibit 99.1

IDW Announces Results for Third Quarter of Fiscal 2022

LOS ANGELES, CA and NEWARK, NJ –September 14, 2022:  IDW Media Holdings, Inc., (“IDW”) (NYSE American: IDW), an integrated media company, today reported results for its third quarter and nine months ended July 31, 2022.

Third Quarter Fiscal 2022 (3Q22) Developments

(3Q22 results are compared to 3Q21)

●	Consolidated revenue increased 14% to $7.7 million from $6.8 million reflecting revenue growth of $1.2 million at IDW Entertainment (IDWE), offset by a modest decrease in revenue at IDW Publishing (IDWP).
●	IDWP revenue of $6.6 million decreased 3% from $6.8 million, primarily related to a temporary decline in the direct market related to the strong comic release of TMNT The Last Ronin #3 in the prior year, fewer titles being released, and the Penguin Random House distributor transition, as well as a decline in digital sales, offset by strong exclusive Scholastic sales of Sonic the Hedgehog and They Called Us Enemy.
●	IDWE generated revenue of $1.2 million, compared to generating no measurable revenue in 3Q21. During the quarter, IDWE recognized $1.1 million in revenue related to the delivery of 10 episodes of Surfside Girls. The Company expects to recognize revenue in 4Q22 from the delivery of season 3 of Locke & Key.
●	Consolidated loss from operations was $0.8 million compared to a consolidated loss from operations of $2.1 million.
●	IDW’s net loss was $0.8 million, or $0.06 per share, compared to net loss of $0.9 million, or $0.09 per share.
●	After the quarter close, IDWE announced that it has five television series in development with leading studios, networks, and streamers. The projects originated from IDWP graphic novels and comics series.
●	On August 30, 2022, IDW announced its first co-development deal with writing team Matt Silverstein and Dave Jeser for the development and production of the sci-fi feature film comedy “Family Time” into a television series and original comic book property.
●	Following the close of the quarter, IDW announced the appointment of Allan Grafman as CEO.

First Nine Months Fiscal Year 2022 Developments

(First nine months of fiscal 2022 results are compared to first nine months of fiscal 2021)

●	Consolidated revenue increased to $25.6 million from $25.3 million.
●	IDWP revenue increased 9% to $20.1 million from $18.4 million. The increase was driven primarily by an increase in games revenue from the direct-to-consumer games campaign for Batman Adventures and an increase in retailer exclusive revenue related to Sonic the Hedgehog and Transformers, as well as strong book market sales of TMNT The Last Ronin Collection Hardcover and They Called Us Enemy, offset by various decreases in direct market revenues due to TMNT The Last Ronin comic releases in the prior year, distributor transition to Penguin Random House, and fewer titles being released during the period compared to the prior year.

●	IDWE revenue decreased to $5.5 million from $6.9 million. Revenue for the first nine months of 2022 included the full delivery of Locke & Key season two and the full delivery of Surfside Girls season one. In the nine months ended July 31, 2021, revenues included $3.4 million from the delivery of episodes of Wynonna Earp as well as tax credits of $3.3 million for V Wars and October Faction.
●	IDW’s net loss improved to $1.1 million or $0.09 per share from a net loss of $4.7 million or $0.47 per share. The improvement reflects the transition to media production financing models at IDWE that emphasize predictable returns.

Comments from Allan Grafman, Chief Executive Officer

“Our third quarter demonstrated continued progress and, as expected, revenue growth of 14%, primarily related to our delivery of the first season of Surfside Girls, which was offset slightly by a decrease in revenue from our publishing division due to fewer titles being released in the quarter. Looking forward, as we move toward the close of our fiscal year, we expect to realize revenue and bottom-line contributions from the fourth quarter delivery of season 3 of Locke & Key. With our heightened focus on original content, we’re encouraged by the rate at which we’re adding new entertainment properties to our roster. We have a lot of work to do, but I am confident that, as we build the development pipeline while at the same time completing and delivering projects, we will drive long term growth and a more predictable revenue cadence.

“We are committed to sharpening our focus on acquiring and developing original IP content and we are beginning to see solid traction from our efforts to expand our publishing library. To that end, in early August we announced five series development deals with a range of well-known studios, networks and streaming services, to develop television series based on our IDWP and Top-Shelf Productions graphic novels and comics. Our originals represent some of the most creative characters and stories available and we look forward to continuing to tap our robust library for adaptation into compelling series, feature films and podcasts with the industry’s leading authors and content creators.

“Additionally, we recently announced our first co-development deal with Matt Silverstein and Dave Jeser for the launch of a comic book and television series based on the comedy sci-fi film Family Time. Through creative partnerships between our Entertainment and Publishing divisions, we can open up new distribution avenues for our projects with the goal of bringing compelling new content to the broadest audiences across multiple platforms. We are seeing tremendous response to our original titles as well as heightened industry recognition for our value as a collaborative and independent creative partner. We remain focused on driving strategic growth by partnering with creators to develop iconic characters and stories that will resonate across diverse media platforms.”

Consolidated P&L Highlights

(In millions, except loss per share, unaudited. Numbers may not foot due to rounding)
	3Q22	2Q22	3Q21
Revenue	$7.7	$6.1	$6.8
Direct cost of revenue	$3.7	$3.6	$3.8
SG&A, including non-cash compensation	$4.7	$4.6	$5.0
Non-cash compensation included in SG&A	$0.2	$0.2	$0.1
Depreciation & amortization	$0.1	$0.1	$0.1
Loss from continuing operations	$(0.8)	$(2.2)	$(2.1)
Net loss	$(0.8)	$(2.3)	$(0.9)
Loss per share from continuing operations	$(0.06)	$(0.17)	$(0.09)
Net loss per share	$(0.06)	$(0.17)	$(0.09)

Segment P&L Highlights

(in millions, unaudited. Numbers may not foot due to rounding)
	3Q22	2Q22	3Q21
Revenue
IDW Publishing	$6.6	$6.1	$6.8
IDW Entertainment	$1.2	$-	$-

(Loss) income from operations
IDW Publishing	$(0.6)	$(0.3)	$0.1
IDW Entertainment	$-	$(1.7)	$(1.8)
Corporate (unallocated overhead)	$(0.2)	$(0.3)	$(0.3)

Financial Take-Aways

(3Q22 compared to 3Q21)

●	Revenue:

○	IDWP: In 3Q22, revenue decreased slightly due to lower direct market and digital sales. The Company continues to invest in original titles and expects increased revenue from new original titles through the balance of 2022 and beyond.

○	IDWE: In 3Q22, IDWE reported revenue of $1.2 million primarily related to the full delivery of season one of Surfside Girls, compared to no meaningful revenue in the same period of 2021. The Company expects to recognize revenue in 4Q22 from the delivery of season 3 of Locke & Key.

●	(Loss) Income from Operations:

○	IDWP: In 3Q22, loss from operations was $0.6 million, compared to income from operations of $0.1 million 3Q21. SG&A as a percentage of revenue was 52.3% compared to 46.4% in 3Q21.

○	IDWE: In 3Q22, income from operations was $48,000, compared to a loss from operations of $1.9 million in 3Q21. SG&A decreased to $1.0 million compared to $1.5 million in 3Q21 as IDWE reduced its salary and benefits and consulting expenses.

●	Balance Sheet Highlights: At July 31, 2022, IDW’s cash balance was $10.3 million. Working capital (current assets less current liabilities) totaled $18.1 million.

Earnings Conference Call

IDW’s management will host an earnings conference call beginning at 5:00 PM Eastern time today to present results, outlook, and strategy followed by Q&A with investors. To listen to the call and participate in the Q&A, dial (877) 704-4453 (domestic) or (201) 389-0920 (international) and request the ‘IDW Media call.’

A replay of the conference call can be accessed approximately three hours after the call concludes through Wednesday, September 21, 2022, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and providing the replay pin: 13732635. A recording of the conference call will also be available via streaming audio through the IDW investor relations website.

About IDW Media Holdings:

IDW (NYSE American: IDW) is an integrated media company providing compelling stories and characters for global audiences. Our IDW Publishing and IDW Entertainment businesses acquire IP for holistic franchise development across comics and graphic novels, television and other entertainment platforms and leverage established stories from our creative partners.

Forward-Looking Statements:

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended October 30, 2021 (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), and subsequent quarterly reports on Form 10-Q. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

idw@imsinvestorrelations.com

IDW MEDIA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	July 31, 2022 (unaudited)	October 31, 2021
Assets
Current assets:
Cash and cash equivalents	$10,249	$17,532
Trade accounts receivable, net	7,086	5,431
Inventory	3,564	3,090
Prepaid expenses and other current assets	2,593	2,270
Total current assets	23,492	28,323
Non-current assets
Property and equipment, net	681	347
Right-of-use assets, net	417	302
Intangible assets, net	869	679
Goodwill	199	199
Television costs	1,451	1,487
Other assets	77	61
Total assets	$27,186	$31,398
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$2,125	$1,141
Accrued expenses	3,070	3,786
Production costs payable	72	2,010
Deferred revenue	-	2,045
Operating lease obligations – current portion	117	348
Total current liabilities	5,384	9,330
Non-current liabilities
Operating lease obligations – long term portion	309	20
Total liabilities	$5,693	$9,350
Stockholders’ equity (see note 3):
Preferred stock, $.01 par value; authorized shares – 500; no shares issued at July 31, 2022 and October 31, 2021	-	-
Class B common stock, $0.01 par value; authorized shares – 20,000; 14,053 and 12,938 shares issued and 13,534 and 12,419 shares outstanding at July 31, 2022 and October 31, 2021, respectively	134	123
Class C common stock, $0.01 par value; authorized shares – 2,500; 545 shares issued and outstanding at July 31, 2022 and October 31, 2021	5	5
Additional paid-in capital	104,354	103,819
Accumulated deficit	(81,804)	(80,703)
Treasury stock, at cost, consisting of 519 shares of Class B common stock at July 31, 2022 and October 31, 2021	(1,196)	(1,196)
Total stockholders’ equity	21,493	22,048
Total liabilities and stockholders’ equity	$27,186	$31,398

IDW MEDIA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	July 31, 2022	July 31, 2021	July 31, 2022	July 31, 2021

Revenues	$7,712	$6,779	$25,615	$25,332

Costs and expenses:
Direct cost of revenues	3,734	3,813	12,121	17,771
Selling, general and administrative	4,672	4,986	14,264	14,147
Depreciation and amortization	74	62	258	182
Total costs and expenses	8,480	8,861	26,643	32,100
Loss from operations	(768)	(2,082)	(1,028)	(6,768)

Interest expense, net	-	(13)	(10)	128
Other (expense) income, net	(69)	1,154	(63)	1,141
Net loss from continuing operations	(837)	(941)	(1,101)	(5,499)

Loss from discontinued operations, net	-	-	-	(1,280)
Gain on sale of discontinued operations	-	-	-	2,123
Net gain on discontinued operations	-	-	-	843
Net loss	$(837)	$(941)	$(1,101)	$(4,656)

Basic and diluted (loss) income per share (see note 2):
Continuing operations	$(0.06)	$(0.09)	$(0.09)	$(0.55)
Discontinued operations, net	-	-		0.08
Net loss	$(0.06)	$(0.09)	$(0.09)	$(0.47)

Weighted-average number of shares used in the calculation of basic and diluted (loss) income per share:	12,914	9,977	12,901	9,966

IDW MEDIA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
(in thousands)	July 31, 2022	July 31, 2021
Operating activities:
Net loss	$(1,101)	$(4,656)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	258	369
Amortization of finance leases	-	108
Bad debt recovery	-	(91)
Stock based compensation	546	246
Amortization of right-of-use asset	327	631
Gain on extinguishment of PPP Loans	-	(1,264)
Gain on sale of discontinued operations	-	(2,123)
Changes in operating assets and liabilities:
Trade accounts receivable	(1,655)	16,837
Inventory	(474)	428
Prepaid expenses and other assets	(339)	(929)
Television costs	36	1,424
Operating lease liability	(384)	(411)
Trade accounts payable, accrued expenses, production costs payable and other current liabilities	(1,670)	1,389
Deferred revenue	(2,045)	(141)
Gain on disposal of ROU assets	-	(97)
Net cash (used in) provided by in operating activities	(6,501)	11,720
Investing activities:
Disposal of discontinued operations	-	(902)
Capital expenditures	(782)	(128)
Net cash used in investing activities	(782)	(1,030)
Financing activities:
Proceeds from issuance of common stock	-	25
Proceeds from government loans	-	1,196
Repayments of bank loans	-	(14,204)
Net cash used in financing activities	-	(12,983)
Effect of exchange rate changes on cash and cash equivalents	-	39
Net decrease in cash and cash equivalents	(7,283)	(2,254)
Cash and cash equivalents at beginning of period	17,532	12,162
Cash and cash equivalents at end of period	$10,249	$9,908

Supplemental schedule of investing and financing activities
Cash paid for interest	$-	$1,277

Non-cash investing and financing activities
Extinguishment of related party loan in exchange for sale of CTM (see note 14)	$-	$3,750